DocuSign Envelope ID: 1D9E7F0E-D127-4F13-925C-9912E870EAC7 2/28/2018 Director Abraham Aucamp 2/27/2018 Timothy Lemmon Executive Vice President

DocuSign Envelope ID: 1D9E7F0E-D127-4F13-925C-9912E870EAC7